Exhibit 10.16

BB&T CORPORATION

SUPPLEMENTAL DEFINED CONTRIBUTION

PLAN FOR HIGHLY COMPENSATED EMPLOYEES

(January 1, 2009 Restatement)

BB&T CORPORATION

SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

FOR HIGHLY COMPENSATED EMPLOYEES

(January 1, 2009 Restatement)

TABLE OF CONTENTS

Section		Page

ARTICLE I
ESTABLISHMENT AND PURPOSE OF PLAN

1.1	Establishment of Plan	1
1.2	Purpose of Plan	1

ARTICLE II
DEFINITIONS AND CONSTRUCTION

2.1	Defined Terms	3
2.2	Construction	7

ARTICLE III
CREDITS TO ACCOUNT

3.1	Salary Reduction Credits	8
3.2	Company Discretionary Credits	9

ARTICLE IV
	NONFORFEITABILITY OF ACCOUNTS	10

ARTICLE V
PAYMENT OF BENEFITS

5.1	Distributions	11
5.2	Payment of Benefits Upon Separation from Service	11
5.3	Payment of Death Benefit	14
5.4	Rules	15

ARTICLE VI
UNFORESEEABLE EMERGENCY PAYMENTS

6.1	Conditions for Request	16
6.2	Written Request	17
6.3	Processing of Request	17
6.4	Rules	18

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ARTICLE VII
DEEMED INVESTMENTS AND ADJUSTMENT OF ACCOUNTS

7.1	Account Administration	19
7.2	Deemed Investment of Accounts in Investment Funds	19
7.3	Adjustment of Investment Fund Accounts	20
7.5	Rules	20

ARTICLE VIII
ADMINISTRATION BY COMMITTEE

8.1	Membership of Committee	21
8.2	Committee Officers; Subcommittee	21
8.3	Committee Meetings	21
8.4	Transaction of Business	21
8.5	Committee Records	22
8.6	Establishment of Rules	22
8.7	Conflicts of Interest	22
8.8	Correction of Errors	22
8.9	Authority to Interpret Plan	22
8.10	Third-Party Advisors	23
8.11	Compensation of Members	23
8.12	Committee Expenses	23
8.13	Indemnification of Committee	23

ARTICLE IX
	FUNDING	24

ARTICLE X
	ALLOCATION OF RESPONSIBILITIES	25

ARTICLE XI
	BENEFITS NOT ASSIGNABLE; FACILITY OF PAYMENTS

11.1	Benefits Not Assignable	27
11.2	Payments to Minors and Others	27

ARTICLE XII
	BENEFICIARY	28

ARTICLE XIII
	AMENDMENT AND TERMINATION OF PLAN	29

ARTICLE XIV
	COMMUNICATION TO PARTICIPANTS	30

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ARTICLE XV
CLAIMS PROCEDURE

15.1	Filing of a Claim for Benefits	31
15.2	Notification to Claimant of Decision	31
15.3	Procedure for Review	32
15.4	Decision on Review	32
15.5	Action by Authorized Representative of Claimant	32

ARTICLE XVI
PARTICIPATING EMPLOYERS

16.1	Adoption by Affiliate	33
16.2	Single Plan	33
16.3	Service; Allocation of Costs	33
16.4	Committee	33
16.5	Authority to Amend and Terminate	33

ARTICLE XVII
COMPLIANCE WITH SECTION 16 OF THE 1934 ACT AND
	RULE 16B-3 TRADING RESTRICTIONS	34

ARTICLE XVIII
MISCELLANEOUS PROVISIONS

18.1	Notices	35
18.2	Lost Distributees	35
18.3	Reliance on Data	35
18.4	Receipt and Release for Payments	36
18.5	Headings	36
18.6	Continuation of Employment	36
18.7	Construction	36
18.8	Nonliability of Employer	36
18.9	Severability	37
18.10	Merger and Consolidation	37
18.11	Withholding Taxes	37
18.12	Timing of 2005 Deferrals	37
18.13	Compliance with Section 409A	38

Appendix A	Investment Funds	A-1
Appendix B	Participants	B-1
Appendix C	Participating Affiliates	C-1
Appendix D	Special Provisions Relating to Scott & Stringfellow, Inc. and Stringfellow Financial, Inc. Deferral Plan	D-1

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BB&T CORPORATION

SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

FOR HIGHLY COMPENSATED EMPLOYEES

(January 1, 2009 Restatement)

ARTICLE I

ESTABLISHMENT AND PURPOSE OF PLAN

1.1 Establishment of Plan. Effective as of January 1, 1998, BB&T Corporation (the “Company”) adopted the BB&T Corporation Supplemental Defined Contribution Plan for Highly Compensated Employees (the “Plan”) for the benefit of certain eligible highly compensated employees of the Company and participating Affiliates. As of November 1, 2001, the Plan was amended and restated. As of the date of execution of this Plan document, effective January 1, 2009, the Plan is hereby amended and restated for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the guidance issued thereunder by the United States Department of Treasury and/or the Internal Revenue Service (collectively “Section 409A”). Notwithstanding the foregoing, on and after January 1, 2005 through December 31, 2008, the Plan has been operated, to the extent applicable, in good faith compliance with Section 409A. Moreover, to the extent applicable, the Company intends that the Plan comply with Section 409A, and the Plan shall be construed consistently with such intent.

1.2 Purpose of Plan. The primary purpose of the Plan is to supplement the benefits payable to certain participants under the qualified BB&T Corporation 401(k) Savings Plan to the extent that such benefits are curtailed by the application of certain limits imposed by the Code. The Plan is also intended to provide certain participants in the Company’s executive incentive compensation plans with an effective means of deferring a portion of the payments they are entitled to receive under such plans on a pre-tax basis. All benefits from the Plan shall be payable solely from the general assets of the Company and participating Affiliates. The Plan is comprised of both an “excess benefit plan” within the meaning of Section 3(36) of ERISA and an unfunded plan maintained for the purposes of providing deferred compensation to a “select group of highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan, therefore, is intended to be exempt from the participation, vesting, funding, and fiduciary requirements of Title I of ERISA.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

2.1 Defined Terms. Whenever used in the Plan, including Article I and this Article II, the following capitalized terms shall have the meaning set forth below (unless otherwise indicated by the context) rather than any definition provided in the Savings Plan:

(1) The term “Account” shall mean the aggregate of the unfunded, separate bookkeeping accounts established and maintained with respect to each Participant pursuant to the provisions of Article VII, which may include the following such accounts:

(i)	a Salary Reduction Account

(ii)	a Discretionary Account; and

(iii)	a Profit Sharing Account.

Separate subaccounts shall be established and maintained with respect to each separate bookkeeping account, which shall include one or more “Investment Fund Accounts” and which shall be adjusted in the manner provided in Article VII.

(2) The term “Accrued Benefit” shall mean with respect to each Participant the balance credited to his Account as of the applicable Adjustment Date following adjustment thereof as provided in Article VII.

(3) The term “Adjustment Date” shall mean each day securities are traded on the New York Stock Exchange, except regularly scheduled holidays of the Company.

(4) The term “Affiliate” shall mean any employer which, with the Company, would be considered to be a single employer under Sections 414(b) and 414(c) of the Code, applied using 50%, rather than 80%, as the percentage of ownership required with respect to such Code sections. The status of an entity as an Affiliate relates only to the period of time during which the entity is so affiliated with the Company.

(5) The term “Beneficiary” shall mean the person, persons, or entity designated or determined pursuant to the provisions of Article XII of the Plan to receive the balance of the Participant’s Account under the Plan, if any, after his death.

(6) The term “Board” shall mean the Board of Directors of the Company.

(7) The term “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder.

(8) The term “Committee” shall mean the Employee Benefits Plan Committee which shall have the powers, duties, and responsibilities set forth in Article VIII.

(9) The term “Company” shall mean BB&T Corporation, a North Carolina corporation with its principal office at Winston-Salem, North Carolina, or any successor thereto by merger, consolidation or otherwise.

(10) The term “Company Discretionary Credits” shall mean the amounts credited to the Participant’s Discretionary Account by the Committee pursuant to the provisions of Section 3.2.

(11) The term “Compensation Committee” shall mean the Compensation Committee of the Board or its delegate; provided, however, that the authority to make any determinations with regard to Employees who are officers subject to Section 16 of the 1934 Act shall at all times be retained by the Compensation Committee.

(12) The term “Covered Compensation” shall mean all wages within the meaning of Section 3401(a) of the Code and all other payments of cash compensation made by the Employer (in the course of the Employer’s trade or business) to a Participant while a Participant during a Plan Year for which the Employer is required to furnish the Participant a written statement (as currently reportable on Form W-2) under Sections 6041(d), 6051(a)(3), and 6052 of the Code, including any amounts contributed by the Participant to an employee benefit plan maintained by the Employer pursuant to a salary reduction agreement which are not includible in the gross income of the Participant under Sections 125, 132(f)(4), 402(e)(3), 402(h) or 403(b) of the Code as well as any cash compensation deferred pursuant to Sections 3.1 and 3.3 of the Plan, but excluding any fringe benefits, welfare benefits; or amounts paid or reimbursed by the Employer for moving expenses incurred by the Participant to the extent that at the time of payment it is reasonable to believe that these amounts are deductible by the Participant under Section 217 of the Code and including the following:

(13) The term “Deferral Election Form” shall mean the election form (including a form in electronic, telephonic, or other format) executed by the Participant pursuant to the provisions of Section 3.3 of the Plan.

(14) The term “Discretionary Account” shall mean the bookkeeping account to be kept for each Participant to which Company Discretionary Credits are credited.

(15) The term “Eligible Employee” shall mean each Employee who is determined by the Compensation Committee to be a highly compensated employee and who is selected by the Compensation Committee to participate in the Plan. In no event may an Employee whose annual compensation is less than the dollar amount specified in Code Section 414(q)(1)(B)(i) be considered highly compensated for purposes of the Plan. An Employee shall cease to be an Eligible Employee immediately upon the first to occur of the following: (i) the Employee’s Separation from Service; (ii) the end of the Plan Year in which occurs the determination by the Compensation Committee that the Employee is no longer a highly compensated employee; or (iii) the end of the Plan Year in which the Compensation Committee, in its sole discretion, determines that the Employee shall no longer be eligible to participate in the Plan.

(16) The term “Employee” shall mean an individual in the Service of the Employer, provided that the relationship between him and the Employer is the legal relationship of employer and employee.

(17) The term “Employer” shall mean the Company and participating Affiliates; Article XVI sets forth the special provisions concerning participating Affiliates.

(18) The term “Entry Date” shall mean January 1 of each Plan Year; provided, however, that under special circumstances, such as the acquisition of an Affiliate and in accordance with Section 409A, the Committee may designate a date other than January 1 of a Plan Year as an Entry Date.

(19) The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations issued thereunder.

(20) The term “Former S&S Participant” shall have the meaning provided in Appendix D.

(21) The term “Investment Funds” shall mean the mutual funds described in Appendix A attached hereto; provided, however, that the Compensation Committee shall determine from time to time the mutual funds to be described in Appendix A and shall notify the Participants in writing of the available Investment Funds from time to time.

(22) The term “Investment Fund Credit” shall mean, with respect to each Investment Fund, a bookkeeping unit used for the purpose of crediting deemed shares of such Investment Fund to the corresponding investment subaccounts of each Participant’s Account. Each Investment Fund Credit shall be equal to one share of the Investment Fund. The value of each Investment Fund Credit shall be equivalent to the net value of a share of the Investment Fund as of any Adjustment Date.

(23) The term “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

(24) The term “Participant” shall mean with respect to any Plan Year an Eligible Employee who has commenced participation in the Plan and any former Eligible Employee who has an Accrued Benefit remaining under the Plan. An Eligible Employee shall become a Participant as of the Entry Date determined by the Committee; provided, that an Eligible Employee shall not become a Participant in the Plan unless the contributions to his Salary Reduction Contribution (Before-Tax) Account, his Employer Basic Matching Contribution Account, and his Employer Supplemental Matching Contribution Account under the Savings Plan are less than such contributions would otherwise be under the Savings Plan due to: (A) the limitations described in Sections 401(a)(17), 401(k), 402(g) and 415 of the Code, or (B) the exclusion of deferrals under

Sections 3.1 and 3.3 of the Plan in its definition of Compensation. A Participant shall cease to be an active Participant as of the date he ceases to be an Eligible Employee or as of the end of the Plan Year in which he ceases to be a participant in the Savings Plan and any Incentive Compensation Plan. A Participant who incurs a Separation from Service and who later returns to Service will not be eligible to reenter the Plan and become a Participant except upon satisfaction of the terms and conditions established by the Committee in accordance with Section 409A. The Committee shall maintain a list of the Participants in the Plan, which shall be amended from time to time.

(25) The term “Performance-Based Compensation” shall mean compensation the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months in which Participants perform services. Performance criteria shall be established in writing not later than 90 days after the commencement of the period of service to which the criteria relate; provided that the outcome is substantially uncertain at the time the criteria are established. Performance-Based Compensation shall not include any amount or portion of any amount that will be paid regardless of performance or that is based upon a level of performance that is substantially certain to be met at the time the criteria are established.

(26) The term “Plan” shall mean the BB&T Corporation Supplemental Defined Contribution Plan for Highly Compensated Employees, an unfunded, non-qualified deferred compensation plan as herein restated or as duly amended from time to time.

(27) the term “Plan Administrator” shall mean the plan administrator as provided in Section 8.2.

(28) The term “Plan Year” shall mean the 12-calendar-month period ending on December 31 of each year.

(29) The term “Profit Sharing Account” shall mean the separate bookkeeping account to be kept for each Former S&S Participant that is attributable to the profit sharing credits made on behalf of such Former S&S Participant to the S&S Plan.

(30) The term “Salary Reduction Election Form” shall mean the election form (including a form in electronic, telephonic, or other format) executed by the Participant pursuant to the provisions of Section 3.1 of the Plan.

(31) The term “Salary Reduction Account” shall mean the separate bookkeeping account to be kept for each Participant to which Salary Reduction Credits shall be credited.

(32) The term “Salary Reduction Credits” shall mean the amounts credited to the Participant’s Salary Reduction Account by the Committee pursuant to the provisions of Section 3.1 of the Plan.

(33) The term “Savings Plan” shall mean the BB&T Corporation 401(k) Savings Plan, as it may be amended from time to time.

(34) The term “Section 409A” shall mean Section 409A of the Code and the guidance issued thereunder by the United States Department of Treasury and/or the Internal Revenue Service.

(35) The term “Separation from Service” shall mean a termination of employment with the Company and all Affiliates that is a “separation from service” within the meaning of Section 409A.

(36) The term “Service” shall mean employment by the Employer as an Employee.

(37) The term “Specified Employee” shall mean a “specified employee” within the meaning of Section of Section 409A and the Company’s Specified Employee identification policy, if any.

(38) The term “Spouse” or “Surviving Spouse” shall mean, except as otherwise provided in the Plan, the legally married or surviving spouse of a Participant. Notwithstanding the foregoing, a same-gender spouse shall not be deemed to be the Spouse or Surviving Spouse of a Participant for any purpose under the Plan.

(39) The term “S&S Plan” shall have the meaning provided in Appendix D.

(40) The term “Unforeseeable Emergency” shall mean a severe financial hardship as more fully defined in Section 6.1.

2.2 Construction. Wherever appropriate, words used in the Plan in the singular may include the plural, or the plural may be read as the singular. References to one gender shall include the other. A capitalized term used, but not defined in the Plan, shall have the same meaning given in Section 1 of the Savings Plan, depending on the context in which the term is used.

ARTICLE III

CREDITS TO ACCOUNTS

3.1 Salary Reduction Credits

3.1.1 Amount of Salary Reduction Credits. Each Participant who is a participant in the Savings Plan may elect, by executing a Salary Reduction Election Form prior to the applicable Entry Date, to reduce on a pre-tax basis his Covered Compensation from the Employer for any Plan Year by an amount equal to (a) minus (b), where:

(a) is the amount determined by multiplying the Participant’s Covered Compensation by a integral percentage that is set forth in his effective Salary Reduction Form; and

(b) is an amount equal to the Salary Reduction Contributions credited to the Participant’s Salary Reduction Contribution (Before-Tax) Account under the Savings Plan (determined under the Savings, including and the limitations described in Sections 401(a)(17), 401(k), 401(m), 402(g) and 415 of the Code) for such Plan Year.

In the event that a Participant’s first Entry Date is other than January 1 and it is his first year of eligibility under the Plan (taking into consideration eligibility under all other nonqualified account balance plans of the Company and of any Affiliate that are required to be aggregated with the Plan under Section 409A in determining whether such Plan Year is in fact the first year of eligibility, within the meaning of Treasury Regulation Section 1.409A-2(a)(7)(ii), under a “plan” that includes the Plan), such Participant may make an initial deferral election in accordance with this Section 3.1.1 within 30 days of becoming first eligible to participate under the Plan, but only with respect to that portion of his Covered Compensation to be earned for services to be performed subsequent to the election and ending on December 31 of such Plan Year.

3.1.2 Time for Crediting Accounts. Salary Reduction Credits shall be credited to a Participant’s Salary Reduction Credit Account as of the same time, and in the same manner, that Salary Reduction Contributions are credited to the Participant’s Salary Reduction Contribution (Before-Tax) Account under the Savings Plan.

3.1.3 Administrative Rules. An election pursuant to this Section 3.1.1 shall be made by the Participant by executing and delivering to the Committee a Salary Reduction Election Form in accordance with such rules and procedures as are adopted by the Committee from time to time. Except for the first year of eligibility, the Salary Reduction Election Form must be received by the Committee prior to the beginning of each Plan Year in accordance with procedures established by the Committee. The Salary Reduction Election Form of a Participant shall be irrevocable and shall remain in effect for the Plan Year for which it is first made and for all future Plan Years until it is revoked or changed by a new election submitted pursuant to the rules of this Section 3.1 or the Participant ceases participation in the Plan. Any such election with respect to Covered Compensation that is Performance-Based Compensation must be received by the Committee in accordance with procedures established by the Committee; provided, however, that:

(i) the Committee does not receive such election later than a date that is six months prior to the end of the applicable performance period to which the services relate;

(ii) the Participant has continuously performed services from the later of the beginning of the performance period or the date the performance criteria are established through the date on which the deferral election is made; and

(iii) in no event shall such election be made after such Incentive Compensation has become readily ascertainable.

3.2 Company Discretionary Credits

3.2.1 Company Discretionary Credits. The determination of which Participant or Participants shall be credited with a Company Discretionary Credit and the amount of such credit shall be determined solely by the Company.

3.2.2 Time for Crediting Accounts. Company Discretionary Credits shall be credited by the Committee to a Participant’s Discretionary Account at such time or times as the Committee so designates.

ARTICLE IV

NONFORFEITABILITY OF ACCOUNTS

Upon Separation from Service, the interest of a Participant in his Salary Reduction Account, Discretionary Account and Profit Sharing Account, if any, shall not be subject to forfeiture; provided, however, that in the event that the Participant has engaged in misconduct, including, but not limited to, embezzlement, larceny, theft, and other dishonest acts affecting the Employer, or his engaged in direct competition with the Employer while a Participant, such Participant shall forfeit the entire interest in his Discretionary Account.

ARTICLE V

PAYMENT OF BENEFITS

5.1 Distributions

5.1.1 In General. Except as otherwise provided in Article VI relating payments in the events of an Unforeseeable Emergency, the vested Accrued Benefit of a Participant shall be distributed to, or with respect to, a Participant only upon the Participant’s Separation from Service or death. Payment of benefits on account of a Separation from Service shall be made in accordance with Section 5.2. Payment of benefits on account of the death of a Participant shall be made in accordance with Section 5.3.

5.1.2 No Acceleration. Except as otherwise provided in Article VI relating payments in the events of an Unforeseeable Emergency, and permitted under Section 409A, no acceleration of the time and form of payment of a Participant’s Accrued Benefit, or any portion thereof, shall be permitted.

5.2 Payment of Benefits upon Separation from Service

5.2.1 Form of Distribution. The vested Accrued Benefit of a Participant who has incurred a Separation from Service shall be paid to the Participant, or applied for his benefit, under one of the following options:

Option A	Term Certain Option. Payment in approximately equal monthly installments over a term certain not to exceed 180 months; or

Option B	Lump Sum Option. Payment in a lump sum.

The election of the distribution option with respect to his vested Accrued Benefit (“Form Election”) shall be made by the Participant on a form approved by the Committee and filed with the Committee as provided in Section 5.2.3. Notwithstanding the foregoing, all Form Elections are subject to the provisions of Section 5.2.2(b). In the event that a Participant fails to elect a distribution option or fails to make a timely election, his vested Accrued Benefit shall be paid to him under the Lump Sum Option. The amount of a Participant’s vested Accrued Benefit for purposes of any distribution made pursuant to this Article V shall be determined as of the Adjustment Date that such distribution is actually processed by the Committee or its designee.

5.2.2 Commencement and Timing of Distributions

(a) In General. Except as otherwise provided in Article VI relating to payments in the event of an Unforeseeable Emergency, no benefit payments will be made to the Participant from the Plan under this Section 5.2 until the Participant has incurred a Separation from Service. Subject to the provisions of Section 5.2.2(b) and Article XVII relating to Specified Employees, payment of a Participant’s vested Accrued Benefit shall commence within one of the following periods:

Option 1	Distribution shall commence within the 60-day period next following the date the Participant incurs a Separation from Service; provided that if such 60-day period begins in one calendar year and ends in another, the Participant shall not have a right to designate the calendar year of payment.

Option 2	Distribution shall commence within the period beginning on the first day of January of the Plan Year which next follows the Plan Year in which the Participant incurred a Separation from Service and ending on the last day of February of such Plan Year.

Option 3	Distribution shall commence within the 60-day period next following the date the Participant attains age 65 (provided that the Participant has incurred a Separation from Service); provided that if such 60-day period begins in one calendar year and ends in another, the Participant shall not have a right to designate the calendar year of payment.

Option 4	Distribution shall commence within the period beginning on the first day of January of the Plan Year which next follows the Plan Year in which the Participant attains age 65 and ending on the last day of February of such Plan Year (provided that the Participant has incurred a Separation from Service).

The election of the date as of which distribution shall commence (the “Timing Election”) shall be made by the Participant on a form approved by the Committee and filed with the Committee as provided in Section 5.2.3. If the Participant fails to elect one of these options, fails to make a timely election, or fails to make consistent elections for all deferrals, Option (1) will be deemed to have been elected by the Participant.

(b) Specified Employees. Notwithstanding any other provision of the Plan, in the event that a Participant is a Specified Employee at the time of his Separation from Service, to the extent that payment of his vested Accrued Benefit would constitute “nonqualified deferred compensation” within the meaning of Section 409A, any Accrued Benefit payable during the six-month period following such Separation from Service shall be paid during the 30-day period commencing with the first day of the seventh month following the month of the Specified Employee’s Separation from Service; provided, however, that if such 30-day period begins in one calendar year and ends in another, the Participant shall not have the right to designate the taxable year of payment.

5.2.3 Timing and Duration of Elections.

(a)	Elections for 2005, 2006, 2007, and 2008. On or before December 31, 2008, Participants may make Form Elections and Timing Elections with respect to their Accrued Benefits for Plan Years 2005, 2006, 2007, and 2008; provided, however, that:

(i)	No amount subject to the elections shall otherwise be payable in the calendar year in which the election is made;

(ii)	Such election shall not cause an amount to be paid in the calendar year of the election that would not otherwise be payable in such year;

(iii)	All Form Elections shall be consistent with each other and all Timing Elections shall be consistent with each other; and

(iv)	Such elections shall continue in effect for future Plan Years unless subsequent elections pursuant to Section 5.2.3(c) are made and become effective.

(b)	Initial Distribution Elections. On or before the December 31 that immediately precedes the Plan Year in which he is first eligible to participate in the Plan, a Participant shall make a Form Election and Timing Election on a distribution election form approved by, and filed with, the Committee in accordance with procedures established by the Committee. A Participant who is eligible, pursuant to Sections 3.1.1 and/or 3.3.1, to make an election to participate in the Plan on an Entry Date other than January 1 shall make a Form Election and Timing Election on a distribution election form approved by, and filed with, the Committee within 30 days of becoming first eligible to participate in the Plan. Such elections shall continue in effect for future Plan Years unless subsequent elections pursuant to Section 5.2.3(c) are made and become effective.

(c)	Subsequent Elections. Notwithstanding any provision of the Plan to the contrary, a Participant may change any Form Election or Timing Election made under Sections 5.2.3(a) or (b) above only if the following conditions are met:

(i)	The time and form of payment is permitted under the terms of the Plan and that if the time and form of payment is changed, the time and form of all previous Form Elections and Timing Elections is changed to a consistent time and form of payment; and

(ii)	Such subsequent election shall not take effect until at least 12 months after the date on which the election is made; and

(iii)	The payment with respect to which such subsequent election is made is deferred for a period of not less than five years from the date such payment would otherwise be made (for this purpose, payments under the Term Certain Option shall be treated as a single payment); and

(iv)	Any subsequent election shall not be made less than 12 months prior to the date of the first scheduled payment; and

(v)	The election shall be irrevocable as of the last date it can be made.

5.2.4 Medium of Distributions. Distributions from the Plan shall be made in cash.

5.2.5 Installment Payments. If the Participant’s vested Accrued Benefit is to be distributed in installments pursuant to the Term Certain Option, the amount of each monthly installment shall initially be equal to the value of the Account as of the date benefit payments are to commence multiplied by a fraction, the numerator of which shall be one and the denominator of which shall be the total number of installments to be paid. As of each February 1 (the “Annual Valuation Date”), the amount of the monthly installment payments shall be adjusted so that for the 12-consecutive-month period beginning on such Annual Valuation Date the amount of each monthly installment payment shall be equal to the value of the Account on such Annual Valuation Date multiplied by a fraction, the numerator of which shall be one and the denominator of which shall be the number of installments remaining to be paid. The Account shall continue to be adjusted as provided in Article VII until the entire balance credited to the Account has been paid. Any final earnings shall be paid with the last installment.

5.3 Payment of Death Benefit On the death of a Participant, the vested Accrued Benefit of such Participant shall be paid to his Beneficiary in accordance with the following special provisions hereinafter set forth.

5.3.1 Death Before Payments Begin. If the Participant dies before payment of his vested Accrued Benefit begins under Section 5.2, payment shall be made to the Beneficiary in cash under the Lump Sum Option. Payment shall be made within the 90-day period that begins the 60th day next following the date of the Participant’s death; provided that if such 90-day period begins in one calendar year and ends in another, the Beneficiary shall not have a right to designate the calendar year of payment. The amount of the Participant’s vested Accrued Benefit for purposes of any distribution made pursuant to this Section 5.3(a) shall be determined as of the Adjustment Date such distribution is actually processed by the Committee or its designee.

5.3.2 Death After Payments Begin. If the Participant dies on or after payment of his vested Accrued Benefit commences under Section 5.2, the remaining payments (if any) that would have been made to the Participant had he not died shall be made to the Participant’s Beneficiary in the same manner as they would have been paid to the Participant had he lived.

5.4 Rules. Subject to the provisions of Article XVII and Section 409A, the Committee may from time to time adopt additional policies or rules governing the manner in which distributions will be made from the Plan so that the Plan may be conveniently administered and comply with Section 409A.

ARTICLE VI

UNFORESEEABLE EMERGENCY PAYMENTS

6.1 Conditions for Request. Subject to the provisions of Article XVII, a Participant may, at any time prior to his Separation from Service, make application to the Committee to receive a cash payment in a lump sum of all or a portion of the total amount credited to his Account (other than his Profit Sharing Account, if any) by reason of an Unforeseeable Emergency. The amount of a payment on account of an Unforeseeable Emergency shall not exceed the amount required to meet the financial hardship created by the Unforeseeable Emergency, after taking into account the extent to which such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation would not itself cause severe financial hardship) including all amounts that may be withdrawn from the Savings Plan, or the cessation of deferrals under the Plan. For this purpose, an Unforeseeable Emergency shall mean a severe financial hardship of the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)); (ii) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to the home by natural disaster not otherwise covered by insurance); or (iii) other similar or extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee in accordance with Section 409A, and its decision to grant or deny a payment on account of an Unforeseeable Emergency shall be final. The Committee shall apply uniform and nondiscriminatory standards in accordance with Section 409A in making its decision.

6.2 Written Request. The Participant’s request for a payment on account of an Unforeseeable Emergency must be made in writing to the Committee. The request must specify the nature of the financial hardship, the total amount to be paid from his Account, and the total amount of the actual expense incurred or to be incurred on account of hardship.

6.3 Processing of Request. The processing of a request for a payment on account of an Unforeseeable Emergency shall be completed as soon as practicable from the date on which the Committee receives the properly completed written request. If a Participant incurs a Separation from Service after a request is approved but prior to payment, the approval of his request shall be automatically void and the benefits he is entitled to receive under the Plan shall be paid in accordance with the applicable payment provisions of the Plan. If a payment is approved, such payment shall be made in a lump sum within 60 days of the date of approval; provided that if the 60-day period begins in one calendar year and ends in another, the Participant shall not have a right to designate the calendar year of payment. If the Committee determines that the extent of an Unforeseeable Emergency requires a suspension of the Participant’s deferrals for the Plan Year in which the Unforeseeable Emergency occurs, such a suspension shall take effect upon the date of approval of such emergency. An Unforeseeable Emergency withdrawal shall be charged to the separate bookkeeping accounts which comprise the Account in the following order: (i) Salary Reduction Account; (ii) Discretionary Account; and (iii) Profit Sharing Account. Subject to the provisions of Article XVII, with respect to each such separate bookkeeping account, such Unforeseeable Emergency withdrawal shall be charged to the Investment Fund Accounts with respect to such separate bookkeeping account on a pro rata basis. Only one payment because of an Unforeseeable Emergency shall be made within any Plan Year.

6.4 Rules. Subject to the provisions of Article XVII and Section 409A, the Committee may from time to time adopt additional policies or rules governing the manner in which such payments because of an Unforeseeable Emergency may be made so that the Plan may be conveniently administered and comply with Section 409A.

ARTICLE VII

DEEMED INVESTMENTS AND ADJUSTMENT OF ACCOUNTS

7.1 Account Administration. The Committee shall establish and maintain in behalf of each Participant the following separate bookkeeping accounts with respect to his Account: (i) Salary Reduction Account; (ii) Discretionary Account; and (iii) Profit Sharing Account, if any. If the Participant elects to have all or a portion of the amount credited to each separate bookkeeping account deemed invested in one or more of the Investment Funds as provided in Section 7.2, the Committee shall establish a sub-account entitled “Investment Fund Account” with respect to the amount deemed invested in each Investment Fund.

7.2 Deemed Investment of Accounts in Investment Funds. In accordance with procedures adopted by the Committee, a Participant may elect to have all or a portion (in integral percentages) of the amount credited to each separate bookkeeping account deemed invested in one or more of the Investment Funds. An election to invest in the Investment Funds shall be made by the Participant in accordance with such rules and procedures as are established by the Committee from time to time. Unless modified or revoked by the Participant, an election to invest in the Investment Funds shall continue in effect until such time as the distribution of the Participant’s vested Accrued Benefit is processed by the Committee or its designee in accordance with the provisions of Article V. A Participant unilaterally may modify or revoke his election as of any Adjustment Date by providing advance notice to the Committee in accordance with such rules and procedures as are established by the Committee from time to time. Any amount the Participant has elected to be deemed invested in an Investment Fund shall be converted into Investment Fund Credits with respect to that Investment Fund in the manner and as of the Adjustment Date set forth in procedures established by the Committee. The value of any Investment Fund Credits that the Participant has elected to be deemed sold from an Investment Fund Account and credited to another Investment Fund Account shall be determined in the manner and as of the Adjustment Date set forth in procedures established by the Committee. All deemed dividends, capital gains, or other income distributions payable with respect to the Investment Fund Credits allocated to an Investment Fund Account shall be converted into Investment Fund Credits with respect to that Investment Fund in the manner and as of the Adjustment Date set forth in procedures established by the Committee. In the event the Committee shall change the manner in which amounts are to be converted to Investment Fund Credits or the manner in which Investment Fund Credits are to be deemed sold, it shall communicate such change to Participants in writing in advance of the date such change is to be effective. The Investment Fund Accounts shall be adjusted as provided in Section 7.4 and fractional shares shall be accounted for as such.

7.3 Adjustment of Investment Fund Accounts. As of the close of business of the Company on each Adjustment Date, the number of Investment Fund Credits allocated to the Investment Fund Account of each Participant with respect to each separate bookkeeping account shall be adjusted in the following order:

(a) Any Investment Fund Credits deemed sold from the Investment Fund Account since the next preceding Adjustment Date shall be debited.

(b) Then, any shares of the Investment Fund deemed purchased with amounts converted into Investment Fund Credits plus any additional shares of Investment Fund Credits deemed purchased as a result of any deemed dividends, capital gains, or other income distributions payable since the next preceding Adjustment Date with respect to Investment Fund Credits allocated to the Participant’s Investment Fund Account, shall be credited.

7.4 Rules. Subject to the provisions of Article XVII and Section 409A, the Committee may establish any rules or regulations necessary to implement the provisions of this Article VII and to comply with Section 409A.

ARTICLE VIII

ADMINISTRATION BY COMMITTEE

8.1 Membership of Committee. The Committee shall consist of the individuals appointed by the Board to serve as members of the Employee Benefits Plan Committee. The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions, except to the extent all or any of such obligations are specifically imposed on the Board.

8.2 Committee Officers; Subcommittee. The members of the Committee shall elect a Chairman and may elect an acting Chairman. They shall also elect a Secretary and may elect an acting Secretary, either of whom may be but need not be a member of the Committee. The Committee may appoint from its membership such subcommittees with such powers as the Committee shall determine, and may authorize one or more of its members or any agent to execute or deliver any instruments or to make any payment in behalf of the Committee. The Chairman of the Committee shall constitute the Plan Administrator and shall be agent for service of legal process on the Plan.

8.3 Committee Meetings. The Committee shall hold such meetings upon such notice, at such places and at such intervals as it may from time to time determine. Notice of meetings shall not be required if notice is waived in writing by all the members of the Committee at the time in office, or if all such members are present at the meeting.

8.4 Transaction of Business. A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee at any meeting shall be by vote of a majority of those present at any such meeting and entitled to vote. Resolutions may be adopted or other action taken without a meeting upon written consent thereto signed by all of the members of the Committee.

8.5 Committee Records. The Committee shall maintain full and complete records of its deliberations and decisions. The minutes of its proceedings shall be conclusive proof of the facts of the operation of the Plan. The records of the Committee shall contain all relevant data pertaining to individual Participants and their rights under the Plan.

8.6 Establishment of Rules. Subject to the limitations of the Plan, the Committee may from time to time establish rules or by-laws for the administration of the Plan and the transaction of its business.

8.7 Conflicts of Interest. No individual member of the Committee shall have any right to vote or decide upon any matter relating solely to himself or to any of his rights or benefits under the Plan (except that such member may sign unanimous written consent to resolutions adopted or other action taken without a meeting).

8.8 Correction of Errors. The Committee may correct errors and, so far as practicable, may adjust any benefit or credit or payment accordingly. The Committee may in its discretion waive any notice requirements in the Plan; provided, that a waiver of notice in one or more cases shall not be deemed to constitute a waiver of notice in any other case. With respect to any power or authority which the Committee has discretion to exercise under the Plan, such discretion shall be exercised in a nondiscriminatory manner.

8.9 Authority to Interpret Plan. Subject to the claims procedure set forth in Article XV, the Committee and the Plan Administrator shall have the duty and discretionary authority to interpret and construe the provisions of the Plan and decide any dispute which may arise regarding the rights of Participants hereunder, including the discretionary authority to interpret the Plan and to make determinations as to eligibility for participation and benefits under the Plan. Interpretations and determinations by the Committee and the Plan Administrator shall apply uniformly to all persons similarly situated and shall be binding and conclusive on all interested persons. Such interpretations and determinations shall only be set aside if the Committee and the Plan Administrator are found to have acted arbitrarily and capriciously in interpreting and construing the provisions of the Plan.

8.10 Third-Party Advisors. The Committee may engage an attorney, accountant, or any other technical advisor on matters regarding the operation of the Plan and to perform such other duties as shall be required in connection therewith. The Committee may employ such clerical and related personnel as the Committee shall deem requisite or desirable in carrying out the provisions of the Plan.

8.11 Compensation of Members. No fee or compensation shall be paid to any member of the Committee for his service as such.

8.12 Committee Expenses. The Committee shall be entitled to reimbursement by the Company for its reasonable expenses properly and actually incurred in the performance of its duties in the administration of the Plan.

8.13 Indemnification of Committee. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums of which are paid from the Company’s own assets), each member of the Committee and each other officer, Employee, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be delegated or allocated, against any unreimbursed or uninsured cost or expense (including any sum paid in settlement of a claim with the prior written approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud, bad faith, willful misconduct or gross negligence.

ARTICLE IX

FUNDING

The Plan is intended to be both an excess benefit plan and an unfunded plan of deferred compensation maintained for a select group of highly compensated employees. The obligation of the Employer to make payments hereunder shall constitute a general unsecured obligation of the Employer to the Participant. Notwithstanding the foregoing, the Company shall establish and maintain a special separate fund as provided for in the document entitled “BB&T Corporation Non-Qualified Deferred Compensation Trust.” The Employer may make contributions to the trust from time to time in accordance with Article V thereof. Notwithstanding the foregoing, no Participant or his Beneficiary shall have any legal or equitable rights, interest, or claims in any particular asset of the trust or the Employer by reason of the Employer’s obligation hereunder, and nothing contained herein shall create or be construed as creating any other fiduciary relationship between the Employer and a Participant or any other person. To the extent that any person acquires a right to receive payments from the trust or the Employer hereunder, such right shall be no greater than the right of an unsecured creditor of the Employer.

ARTICLE X

ALLOCATION OF RESPONSIBILITIES

The persons responsible for the Plan and the duties and responsibilities allocated to each, which shall be carried out in accordance with the other applicable terms and provisions of the Plan, shall be as follows:

(a)	Board

(i) To amend the Plan (other than the Appendices);

(ii) To appoint and remove members of the Committee;

(iii) To terminate the Plan; and

(iv) To take any actions required to comply with federal and state securities laws (except to the extent that the Committee or a committee or subcommittee established pursuant to Section 8.2 is authorized to do so).

(b)	Committee

(i) To interpret the provisions of the Plan and to determine the rights of the Participants under the Plan, except to the extent otherwise provided in Article XV relating to claims procedure;

(ii) To administer the Plan in accordance with its terms, except to the extent powers to administer the Plan are specifically delegated to another person or persons as provided in the Plan;

(iii) To determine the Accrued Benefits of Participants;

(iv) To direct the Employer in the payment of benefits, and

(v) To the extent necessary or advisable, to amend, or maintain, as the case may be, the Appendices attached hereto.

(c)	Plan Administrator

(i) To file such reports as may be required with the United States Department of Labor, the Internal Revenue Service, and any other government agencies to which reports may be required to be submitted from time to time;

(ii) To provide for disclosure of Plan provisions and other information relating to the Plan to Participants and other interested parties; and

(iii) To administer the claims procedure to the extent provided in Article XV.

(d)	Compensation Committee

(i) To determine the Employees eligible to participate in the Plan except to the extent provided otherwise in the Plan; and

(ii) To determine from time to time the mutual funds to be described on Appendix A.

(iii) In carrying out its duties and responsibilities, the provisions of Sections 8.2, 8.3. 8.4, 8.5, 8.10, 8.11, 8.12, and 8.13 shall apply equally to the Compensation Committee.

ARTICLE XI

BENEFITS NOT ASSIGNABLE; FACILITY OF PAYMENTS

11.1 Benefits Not Assignable. No portion of any benefit held or paid under the Plan with respect to any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall any portion of such benefit be in any manner payable to any assignee, receiver, or any one trustee, or be liable for a Participant’s debts, contracts, liabilities, engagements, or torts, or be subject to any legal process to levy upon or attach.

11.2 Payments to Minors and Others. If any individual entitled to receive a payment under the Plan shall be physically, mentally, or legally incapable of receiving or acknowledging receipt of such payment, the Committee, upon the receipt of satisfactory evidence of his incapacity and satisfactory evidence that another person or institution is maintaining him and that no guardian or committee has been appointed for him, may cause any payment otherwise payable to him to be made to such person or institution so maintaining him. Payment to such person or institution shall be in full satisfaction of all claims by or through the Participant to the extent of the amount thereof.

ARTICLE XII

BENEFICIARY

The Participant’s Beneficiary shall be the person or persons designated by the Participant on the beneficiary designation form provided by, and filed with, the Committee or its designee. If the Participant does not designate a Beneficiary, the Beneficiary shall be his Surviving Spouse. If the Participant does not designate a Beneficiary and has no Surviving Spouse, the Beneficiary shall be the Participant’s estate. The designation of a Beneficiary may be changed or revoked only by filing a new beneficiary designation form with the Committee or its designee. If a Beneficiary (the “Primary Beneficiary”) is receiving or is entitled to receive payments under the Plan and dies before receiving all of the payments due him, the balance to which he is entitled shall be paid to the Contingent Beneficiary, if any, named in the Participant’s current beneficiary designation form. If there is no Contingent Beneficiary, the balance shall be paid to the estate of the Primary Beneficiary. Any Beneficiary may disclaim all or any part of any benefit to which such Beneficiary shall be entitled hereunder by filing a written disclaimer with the Committee before payment of such benefit is to be made. Such a disclaimer shall be made in form satisfactory to the Committee and shall be irrevocable when filed. Any benefit disclaimed shall be payable from the Plan in the same manner as if the Beneficiary who filed the disclaimer had died on the date of such filing.

ARTICLE XIII

AMENDMENT AND TERMINATION OF PLAN

The Board may amend or terminate the Plan at any time; provided, that in no event shall such amendment or termination reduce any Participant’s Accrued Benefit as of the date of such amendment or termination, nor shall any such amendment affect the terms of the Plan relating to the payment of such Accrued Benefit without the Participant’s prior written consent to such amendment. Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date specified in such resolution. Notwithstanding the foregoing, and until otherwise decided by the Board, subject to Section 409A, the officer of the Company specifically designated in resolutions adopted by the Board shall have the authority to amend the Plan to provide for the merger or consolidation of another non-qualified defined contribution plan into the Plan, and in connection therewith, to set forth any special provisions that may apply to the participants in such other plan. Upon termination of the Plan, distribution of the Accrued Benefit of a Participant shall be made to the Participant or his Beneficiary in the manner and at the time described in Article V of the Plan and in accordance with Section 409A. No additional credits of Salary Reduction Credits and Company Discretionary Credits shall be made to the respective separate bookkeeping accounts of a Participant following termination of the Plan, but the Account of each Participant shall continue to be adjusted as provided in Article VII until the balance of the Account of the Participant has been fully distributed to him or his Beneficiary.

ARTICLE XIV

COMMUNICATION TO PARTICIPANTS

The Company shall communicate the principal terms of the Plan to the Participants. The Company shall make a copy of the Plan available for inspection by Participants and their Beneficiaries during reasonable hours, at the principal office of the Company.

ARTICLE XV

CLAIMS PROCEDURE

15.1 Filing of a Claim for Benefits. If a Participant or Beneficiary (the “Claimant”) believes that he is entitled to benefits under the Plan which are not being paid to him or which are not being accrued for his benefit, he shall file a written claim therefor with the Plan Administrator. In the event the Plan Administrator shall be the Claimant, all actions which are required to be taken by the Plan Administrator pursuant to this Article XV shall be taken instead by another member of the Committee designated by the Committee.

15.2 Notification to Claimant of Decision. Within 90 days after receipt of a claim by the Plan Administrator (or within 180 days if special circumstances require an extension of time) the Plan Administrator shall notify the Claimant of his decision with regard to the claim. In the event of such special circumstances requiring an extension of time, there shall be furnished to the Claimant prior to expiration of the initial 90-day period, written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be furnished. If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the Claimant, and shall set forth: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of the Plan on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the procedure for review of the denial. If the Plan Administrator fails to notify the Claimant of the decision in timely manner, the claim shall be deemed denied as of the close of the initial 90-day period (or the close of the extension period, if applicable).

15.3 Procedure for Review. Within 60 days following receipt by the Claimant of notice denying his claim, in whole or in part, or, if such notice shall not be given, within 60 days following the latest date on which such notice could have been timely given, the Claimant shall appeal denial of the claim by filing a written application for review with the Committee. Following such request for review, the Committee shall fully and fairly review the decision denying the claim. Prior to the decision of the Committee, the Claimant shall be given an opportunity to review pertinent documents and to submit issues and comments in writing.

15.4 Decision on Review. The decision on review of a claim denied in whole or in part by the Plan Administrator shall be made in the following manner:

(a) Within 60 days following receipt by the Committee of the request for review (or within 120 days if special circumstances require an extension of time), the Committee shall notify the Claimant in writing of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. If the decision on review is not furnished in a timely manner, the claim shall be deemed denied as of the close of the initial 60-day period (or the close of the extension period, if applicable).

(b) With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by the Claimant, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

(c) The decision of the Committee shall be final and conclusive.

15.5 Action by Authorized Representative of Claimant. All actions set forth in this Article XV to be taken by the Claimant may likewise be taken by a representative of the Claimant duly authorized by him to act in his behalf on such matters. The Plan Administrator and the Committee may require such evidence as either may reasonably deem necessary or advisable of the authority to act of any such representative.

ARTICLE XVI

PARTICIPATING EMPLOYERS

16.1 Adoption by Affiliate. Subject to the approval of the Board, an Affiliate that has adopted the Savings Plan may adopt the Plan and become a participating Employer in the Plan by resolutions approved by its Board of Directors. The Affiliates that are participating Employers are listed on Appendix C attached hereto, as the same may be amended from time to time by the Committee. The special provisions shall apply to all participating Employers to the Plan are hereinafter set forth.

16.2 Single Plan. The Plan is a single plan with respect to all participating Employers.

16.3 Service; Allocation of Costs. Service for purposes of the Plan shall be interchangeable among participating Employers to the Plan and shall not be deemed interrupted or terminated by the transfer at any time of a Participant from the Service of one Employer to the Service of another Employer. In determining the cost of providing benefits under the Plan, each Employer shall be responsible for the cost associated with the Employees of such Employer who are Participants in the Plan.

16.4 Committee. The Committee which administers the Plan as applied to the Company shall also be the Committee as applied to each other Employer to the Plan.

16.5 Authority to Amend and Terminate. The Board of the Company shall have the power to amend or terminate the Plan as applied to each Employer.

ARTICLE XVII

COMPLIANCE WITH SECTION 16 OF THE 1934 ACT

AND RULE 16B-3 TRADING RESTRICTIONS

The transactions under the Plan are intended to be structured in accordance with the 1934 Act, including but not limited to the restrictions (if applicable) imposed by Rule 16b-3 adopted under the 1934 Act. In addition to the provisions contained in the Plan, transactions by persons subject to Article XVI shall be subject to such further conditions as may be required in order to comply with the terms of Rule 16b-3 and Section 16(b). Without limiting the foregoing, persons subject to Section 16 shall be required to comply with such rules and procedures regarding Plan participation and transactions as may be established by the Committee or a committee or subcommittee established pursuant to Section 8.2; provided that such procedures shall take into account Section 409A, which requires that any delayed distribution be paid at the earliest date at which the Committee reasonably anticipates that making such payment will not cause violation of federal or other applicable securities laws.

ARTICLE XVIII

MISCELLANEOUS PROVISIONS

18.1 Notices. Each Participant who is not in Service and each Beneficiary shall be responsible for furnishing the Plan Administrator with his current address for the mailing of notices, reports, and benefit payments; provided, however, that the Plan Administrator may use the last address on file with it as a valid address. Any notice required or permitted to be given to any such Participant or Beneficiary shall be deemed given if directed to such address and mailed by regular United States mail, first class, postage prepaid. If any check mailed to such address is returned as undeliverable to the addressee, mailing of checks will be suspended until the Participant or Beneficiary furnishes the proper address (and the Participant or Beneficiary may incur additional taxes and penalties under Section 409A). This provision shall not be construed as requiring the mailing of any notice or notification otherwise permitted to be given by posting or by other publication.

18.2 Lost Distributees. A benefit shall be deemed forfeited if the Plan Administrator is unable after a reasonable period of time to locate the Participant or Beneficiary to whom payment is due. Such benefit shall be reinstated if a valid claim is made by or on behalf of the Participant or Beneficiary for the forfeited benefit, although the benefits may be subject to additional taxes and penalties under Section 409A.

18.3 Reliance on Data. The Employer, the Committee, and the Plan Administrator shall have the right to rely on any data provided by the Participant or by any Beneficiary. Representations of such data shall be binding upon any party seeking to claim a benefit through a Participant; and the Employer, the Committee, and the Plan Administrator shall have no obligation to inquire into the accuracy of any representation made at any time by a Participant or Beneficiary.

18.4 Receipt and Release for Payments. Any payment made from the Plan to or with respect to any Participant or Beneficiary, or pursuant to a disclaimer by a Beneficiary, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Plan and the Employer with respect to the Plan. The recipient of any payment from the Plan may be required by the Committee, as a condition precedent to such payment, to execute a receipt and release with respect thereto in such form as shall be acceptable to the Committee.

18.5 Headings. The headings and subheadings of the Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

18.6 Continuation of Employment. The establishment of the Plan shall not be construed as conferring any legal or other rights upon any Employee or any persons for continuation of employment, nor shall it interfere with the right of the Employer to discharge any Employee or to deal with him without regard to the effect thereof under the Plan.

18.7 Construction. The provisions of the Plan shall be construed and enforced according to the laws of the State of North Carolina, without giving effect to its conflict of laws provisions.

18.8 Nonliability of Employer. The Employer does not guarantee the Participants, former Participants or Beneficiaries against loss of or depreciation in value of any right or benefit that any of them may acquire under the terms of the Plan, nor does the Employer guarantee to any of them that the assets of the Employer will be sufficient to provide any or all benefits payable under the Plan at any time, including any time that the Plan may be terminated or partially terminated.

18.9 Severability. All provisions contained in this Plan shall be severable, and in the event that any one or more of them shall be held to be invalid by any competent court, the Plan shall be interpreted as if such invalid provisions were not contained herein.

18.10 Merger and Consolidation. The Company shall not consolidate or merge into or with another corporation or entity, or transfer all or substantially all of its assets to another corporation, partnership, trust or other entities (a “Successor Entity”) unless such Successor Entity shall assume the rights, obligations and liabilities of the Company under the Plan and upon such assumption, the Successor Entity shall become obligated to perform the terms and conditions of the Plan.

18.11 Withholding Taxes. The Employer shall be authorized to report income with respect to, and to withhold from, any deferral or payment under the Plan the amount of income and withholding taxes due with respect to such deferral or payment and to take such other actions as may be necessary in the sole opinion of the Employer to satisfy all obligations for the reporting of income and payment of taxes.

18.12 Timing of 2005 Deferrals. The requirements of Article III relating to the timing of deferral elections shall not apply to any deferral elections for 2005 made on or before March 15, 2005; provided that the requirements of Q&A 21 of IRS Notice 2005-1 were met: (1) the amounts to which the deferral election related had not been paid or had not become payable at the time of the election; (2) the elections to defer compensation were made in accordance with the terms of the Plan as in effect on December 31, 2005 (other than a requirement to make a deferral election after March 15, 2005); (3) the Plan is otherwise operated in accordance with the requirements of Section 409A with respect to deferrals subject to Section 409A; and (4) the Plan is amended to comply with Section 409A in accordance with applicable IRS guidance.

18.13 Compliance with Section 409A. Notwithstanding any other provision in the Plan or any agreement to the contrary, if and to the extent that Section 409A is deemed to apply to the Plan, it is the intention of Company that the Plan shall comply with Section 409A, and the Plan shall, to the extent practicable, be construed in accordance therewith. Without in any way limiting the effect of the foregoing, in the event that the provisions of Section 409A require that any special terms, provisions, or conditions be included in the Plan, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan. Notwithstanding the foregoing, the Company, any Affiliate, the Board, the Committee, Compensation Committee, the Plan Administrator or their designees or agents shall not be liable for any taxes, penalties, interest or other monetary amount that may be owed by any Participant, Beneficiary or any other person as a result of the deferral or payment of any amounts under the Plan or as a result of the administration of amounts subject to the Plan.

IN WITNESS WHEREOF, this BB&T Corporation Supplemental Defined Contribution Plan for Highly Compensated Employees (January 1, 2009 Restatement) is executed on behalf of the Company on this 1st day of December, 2008.

BB&T CORPORATION

By:	/s/ Robert E. Greene

Attest:

/s/ Frances B. Jones
Secretary
[Corporate Seal]

APPENDIX A

INVESTMENT FUNDS

A list of the Investment Funds available to Participants under the Plan shall be maintained by the Committee.

A-1

APPENDIX B

PARTICIPANTS

A list of the Eligible Employees who are eligible to participate in the Plan and a list of former Eligible Employees with Accrued Benefits under the Plan shall be maintained by the Committee. In addition, a list of Participants and Beneficiaries receiving Plan benefits shall also be maintained by the Committee.

B-1

APPENDIX C

PARTICIPATING AFFILIATES

A list of the Affiliates participating under the Plan shall be maintained by the Committee.

C-1

APPENDIX D

SPECIAL PROVISIONS RELATING TO SCOTT & STRINGFELLOW, INC.

AND SCOTT & STRINGFELLOW FINANCIAL, INC. DEFERRAL PLAN

Prior to July 1, 2001, Scott & Stringfellow, Inc. (“S&S”) sponsored and maintained the Scott & Stringfellow, Inc. and Scott & Stringfellow Financial, Inc. Deferral Plan (the “S&S Plan”). The purpose of the S&S Plan was to provide selected key employees with the opportunity to defer compensation on a pre-tax basis and to restore certain benefits that would have been provided under the tax-qualified plan of S&S except for the limitations under the Code. Effective as of July 1, 2001, the S&S Plan was merged into the Plan and all participants in the S&S Plan (the “Former S&S Participants”), became Participants in the Plan on such date. Each Former S&S Participant’s Deferral Account under the S&S Plan became his Salary Reduction Account under the Plan. Each Former S&S Participant’s Profit Sharing Account under the S&S Plan became his Profit Sharing Account under the Plan. Notwithstanding the provisions of Article V of the Plan, a Former S&S Participant’s Profit Sharing Account shall be subject to the special distribution rules hereinafter set forth in this Appendix D.

1. Payment of Benefits Upon Termination of Service

(a) If a Former S&S Participant incurs a Separation from Service after his Tenth Anniversary (as defined in Section 3 of this Appendix D), the Former S&S Participant shall receive his Profit Sharing Account in a single sum cash payment within 60 days after the date that is six months and one day after his Separation from Service; provided, however, that if such 60-day period begins in one taxable year and ends in another, the Former S&S Participant shall not have the right to designate the taxable year of payment.

(b) If a Former S&S Participant incurs a Separation from Service before his Tenth Anniversary and the Former S&S Participant does not join a Competing Business (as defined in Section 3 of this Appendix D) within six months after his Separation from Service, the Former S&S Participant shall receive his Profit Sharing Account in a single sum cash payment within 60 days after the date that is six months and one day after his Separation from Service; provided, however, that if such 60-day period begins in one taxable year and ends in another, the Former S&S Participant shall not have the right to designate the taxable year of payment.

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(c) If a Former S&S Participant incurs a Separation from Service before his Tenth Anniversary and joins a Competing Business within 6 months after his Separation from Service, the Former S&S Participant shall forfeit the amount credited to his Profit Sharing Account.

(d) If a Former S&S Participant dies while an Employee of the Employer and before receiving payment of his Profit Sharing Account, the balance in his Profit Sharing Account shall be paid to his Beneficiary as provided in Section 5.3.1. If a Former S&S Participant dies within six months after his Separation from Service, any amount that would have been payable to the Participant had he not died shall be paid to his Beneficiary as provided in Section 5.3.1.

2. Payment of Benefits After Age 70. Notwithstanding the foregoing, if a Former S&S Participant continues in Service after age 70, the Former S&S Participant’s Profit Sharing Account shall be paid in a single sum cash payment within 90 days after the later of (i) the Former S&S Participant’s 70th birthday or (ii) the Former S&S Participant’s Tenth Anniversary; provided, however, that if such 90-day period begins in one taxable year and ends in another, the Former S&S Participant shall not have the right to designate the taxable year of payment.

3. Definitions for Appendix D.

(a) Tenth Anniversary. A Former S&S Participant’s Tenth Anniversary shall be the date on which he completes 10 years of continuous employment with the Employer after the date he first became a participant in the S&S Plan.

(b) Competing Business. A Competing Business is any business that is engaged in an activity competitive with the business of the Employer in the same geographic area in which the Employer does business. A Former S&S Participant will be considered to have joined a Competing Business if, within 6 months after the Former S&S Participant’s Separation from Service, the Former S&S Participant, directly or indirectly, alone or as a member of a partnership or group, (i) owns greater than a 5% interest in a Competing Business or (ii) manages, operates, joins, controls, is employed by, is a director of, participates in, advises, or engages in management, ownership, operation or control of any Competing Business. The Plan Administrator shall have sole discretion to determine whether a Participant has joined a Competing Business, and the determination of the Plan Administrator shall be final and binding.

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